Exhibit 99.1

Contacts:	Brian W. Poff	Dru Anderson
	Executive Vice President,	Corporate Communications, Inc.
	Chief Financial Officer	(615) 324-7346
	Addus HomeCare Corporation	dru.anderson@cci-ir.com
(469) 535-8200
investorrelations@addus.com

ADDUS HOMECARE COMPLETES ACQUISITION

OF QUEEN CITY HOSPICE, LLC AND AFFILIATE

Ohio Business Provides Hospice Services

Producing Annualized Revenue of Approximately $56 Million

Separately Completes SunLife Home Care Acquisition in Arizona

Frisco, Texas (December 4, 2020) – Addus HomeCare Corporation (NASDAQ: ADUS), a provider of home care services, today announced that it has completed the acquisition of Queen City Hospice, LLC, and its affiliate Miracle City Hospice, LLC (together “Queen City Hospice”) for a cash purchase price of $192.0 million, representing $162.8 million of value, net of the present value of $29.2 million in estimated tax benefits. Based in Cincinnati, Ohio, Queen City Hospice currently serves an average daily census of approximately 900 patients across the state of Ohio.

Dirk Allison, President and Chief Executive Officer of Addus HomeCare Corporation, commented, “We are very pleased to complete the purchase of Queen City Hospice, a leading provider of hospice services in the state of Ohio. This acquisition further advances our strategy of providing hospice and home health care in markets where we already have a significant personal care presence. With this acquisition, Ohio becomes the second state where we have the capability to provide all three levels of home care. We are delighted to welcome the experienced operational leadership team and a clinical staff of over 600 dedicated employees associated with Queen City Hospice to the Addus family. We share a common culture focused on compassionate, patient-centered care, and we look forward to a smooth integration of our operations. Importantly, we expect this transaction to be immediately accretive to our financial results.

“On December 1, 2020, we also completed the acquisition of SunLife Home Care, a personal care provider located in Tucson, Arizona, with approximately $2.6 million in annualized revenue. We are pleased to add the employees associated with SunLife Home Care to our existing Arizona operations and further expand our market presence. We have now completed four acquisitions in 2020, despite the challenges and disruptions related to the COVID-19 pandemic. Our development team has done an outstanding job in executing our acquisition strategy, adding total acquired annualized revenues of approximately $85 million to date this year. With a strong acquisition pipeline and a solid financial position to support our continued growth, we look forward to the opportunities ahead for Addus to extend our market reach and create greater value for our shareholders,” added Allison.

Addus funded the acquisitions through a combination of cash on hand and the Company’s existing revolving credit facility, led by Capital One, N.A. as administrative agent.

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Addus Completes Acquisition of Queen City Hospice, LLC

December 4, 2020

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “preliminary,” “continue,” “expect,” and similar expressions. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including discretionary determinations by government officials, the consummation and integration of acquisitions, anticipated transition to managed care providers, our ability to successfully execute our growth strategy, unexpected increases in SG&A and other expenses, expected benefits and unexpected costs of acquisitions and dispositions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates, the impact of adverse weather, higher than anticipated costs, lower than anticipated cost savings, estimation inaccuracies in future revenues, margins, earnings and growth, whether any anticipated receipt of payments will materialize, the anticipated impact to our business operations, reimbursements and patient population due to the recent COVID-19 global pandemic, caused by a novel strain of the coronavirus (COVID-19), and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 10, 2020, which is available at www.sec.gov. The financial information described herein and the periods to which they relate are preliminary estimates that are subject to change and finalization. There is no assurance that the final amounts and adjustments will not differ materially from the amounts described above, or that additional adjustments will not be identified, the impact of which may be material. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.

About Addus HomeCare

Addus HomeCare is a provider of home care services that primarily include personal care services that assist with activities of daily living, as well as hospice and home health services. Addus HomeCare’s consumers are primarily persons who, without these services, are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus HomeCare’s payor clients include federal, state and local governmental agencies, managed care organizations, commercial insurers and private individuals. Addus HomeCare currently provides home care services to approximately 45,000 consumers through 215 locations across 23 states. For more information, please visit www.addus.com.

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